Exhibit 10.2

Execution Version

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT, dated May 2, 2012 (this “Amendment No. 2”), is by and among Wells Fargo Capital Finance, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as administrative agent and co-collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Bank of America, N.A., a national banking association, in its capacity as co-collateral agent (“BofA” and together with Agent, each individually a “Co-Collateral Agent” and collectively, “Co-Collateral Agents”) and syndication agent, NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Robertson-Ceco”, and together with NCI, each individually, a “Borrower” and collectively, “Borrowers”), NCI Building Systems, Inc., a Delaware corporation (“NCI Building Systems” or “Parent”) and Steelbuilding.com, Inc., a Delaware corporation (“Steelbuilding” and together with Parent, each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Agent, Co-Collateral Agents, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated October 20, 2009, by and among Agent, Co-Collateral Agents, Lenders, Borrowers and Guarantors (as amended by Amendment No. 1 to the Loan and Security Agreement, dated December 3, 2010, and as the same is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements;

WHEREAS, NCI Building Systems intends to acquire, directly or indirectly, all of the equity interests of Metl-Span LLC (as more fully defined herein, the “Metl-Span Acquisition”);

WHEREAS, in connection with the Metl-Span Acquisition, NCI Building Systems intends to obtain up to $250.0 million under a new term loan facility on the closing date of the Metl-Span Acquisition (as more fully defined herein, the “New Term Loan Facility”), and further intends to repay all indebtedness for borrowed money under the Initial Term Loan Facility (as defined below);

WHEREAS, in connection with the New Term Loan Facility, NCI Building Systems desires to obtain, and Agent and Lenders are willing to agree to, an amendment to the Intercreditor Agreement, substantially in the form of Exhibit A hereto (the “Intercreditor Agreement Amendment”);

WHEREAS, in connection with the New Term Loan Facility, it is intended that the administrative agent and collateral agent under the New Term Loan Facility will enter into a joinder to the Intercreditor Agreement, pursuant to which such agents shall become the “Term Loan Administrative Agent” and “Term Loan Agent”, respectively, thereunder (the “Intercreditor Agreement Joinder”);

WHEREAS, Borrowers and Guarantors desire to amend certain provisions of the Loan Agreement as set forth herein, and Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein; and

WHEREAS, by this Amendment No. 2, Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Loan Agreement. The Loan Agreement is, effective as of the satisfaction of the conditions precedent set forth in Section 8 below, hereby amended as follows:

(a) The following definitions are hereby added to Section 1 of the Loan Agreement in proper alphabetical sequence, and the subsection numbers in Section 1 of the Loan Agreement are renumbered accordingly:

(i) “2012 Transactions” shall mean (i) the Metl-Span Acquisition, (ii) the entry by Parent into a new Term Loan Agreement evidencing the New Term Loan Facility and the incurrence of debt thereunder, (iii) the repayment of all outstanding Indebtedness for borrowed money under the Initial Term Loan Agreement and (iv) all other transactions relating to the foregoing (including the payment of fees and expenses related to any of the foregoing).

(ii) “Amendment No. 2” shall mean Amendment No. 2 to Loan and Security Agreement, dated as of May 2, 2012, by and among Borrowers, Guarantors, Agent, Co-Collateral Agents and Lenders, which amends this Agreement.

(iii) “Amendment No. 2 Effective Date” shall mean May 2, 2012.

(iv) “Consolidated Secured Indebtedness” shall mean, as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of Parent and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations) that in each case is then secured by Liens on property or assets of Parent and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) of the New Term Loan Facility as in effect on the date of the initial funding thereunder and (B) cash, Cash Equivalents and Temporary Cash Investments held by Parent and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Parent are available.

For purposes of this definition, the following definitions are used as defined in the New Term Loan Facility as in effect on the date of the initial funding thereunder: “Indebtedness,” “Purchase Money Obligations,” “Capitalized Lease Obligations,” “Disqualified Stock,” “Preferred Stock,” “Consolidated,” “GAAP,” “Consolidation,” “Hedging Obligations,” “Incurred,” “Cash Equivalents,” “Temporary Cash Investments,” “Restricted Subsidiary,” and “Subsidiary Guarantor”.

(v) “Consolidated Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Parent are available, provided that:

(1) if, since the beginning of such period, Parent or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, Parent or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into Parent or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by Parent or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of Parent; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by Parent to be taken no later than 18 months after the date of determination.

For purposes of this definition, the following definitions are used as defined in the New Term Loan Facility as in effect on the date of the initial funding thereunder: “Incurrence,” “Discharge,” “Indebtedness,” “Consolidated EBITDA,” “Sale,” “Purchase,” “Restricted Subsidiary,” and “Responsible Officer”.

(vi) “Initial Term Loan Agreement” shall have the meaning set forth in the definition of “Term Loan Agreement”.

(vii) “Metl-Span Acquisition” shall mean the acquisition by Parent, directly or indirectly, of all of the equity interests of Metl-Span LLC, in accordance with the terms of the Equity Purchase Agreement, dated as of May 2, 2012, among NCI, VSMA, Inc., BlueScope Steel North America Corporation and Metl-Span LLC, without giving effect to any modifications, amendments, express waivers or express consents thereto that are materially adverse to the Lenders without the reasonable consent of the Required Lenders (it being understood and agreed that any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders but any resulting reduction in cash uses shall be allocated 100% to a reduction in Indebtedness under the New Term Loan Facility); provided that (x) the Metl-Span Acquisition shall be consummated no later than November 7, 2012 and (y) immediately following the consummation of the Metl-Span Acquisition, Excess Availability shall be no less than $20,000,000.

(viii) “New Term Loan Facility” shall have the meaning set forth in the definition of “Term Loan Agreement”.

(ix) “Specified Suppressed Availability” shall mean, as of any date of determination, an amount, if positive, by which (i) the Borrowing Base exceeds (ii) the Maximum Credit hereunder; provided, that, (x) if the Borrowing Base is equal to or less than the aggregate amount of the Maximum Credit hereunder, the Specified Suppressed Availability shall be zero and (y) if Excess Availability is less than the lesser of (1) 5% of the lesser of (x) the Maximum Credit and (y) the Borrowing Base and (2) $7.5 million, the Specified Suppressed Availability shall be zero.

(b) Amendment to Definitions. The definitions of the terms listed below are hereby amended and restated in their entirety as follows:

(i) “Co-Collateral Agents” shall mean, collectively, Agent and Bank of America, N.A., each in its capacity as co-collateral agent, and any replacement or successor collateral agents hereunder.

(ii) “Excess Availability” shall mean, as to Borrowers, the amount calculated at any date, equal to: (a) the least of: (i) the Borrowing Base, (ii) the Maximum Credit and (iii) the Revolving Loan Limit, minus, without duplication, (b) the sum of: (i) the principal amount of all then outstanding and unpaid Loans and Special Agent Advances, plus (ii) the Letter of Credit Obligations, plus (c) only for purposes of calculating Excess Availability in connection with the definition of “Dominion Event” and in connection with Section 11.1 hereof, Specified Suppressed Availability.

(iii) “Letter of Credit Limit” shall mean $30,000,000.

(iv) “Maturity Date” shall mean the earlier of (a) the date that is five (5) years from the Amendment No. 2 Effective Date or (b) the maturity date of the Term Loan Debt.

(v) “Maximum Credit” shall mean the amount of $150,000,000 (subject to adjustment as provided in Section 2.7 hereof).

(vi) “Revolving Loan Limit” shall mean, so long as any Indebtedness for borrowed money is outstanding under the Initial Term Loan Agreement, the amount from time to time specified in Section 7.2(d)(ii) of the Initial Term Loan Agreement. From and after the date on which no Indebtedness for borrowed money is outstanding under the Initial Term Loan Agreement, the Revolving Loan Limit shall no longer apply for any purpose under this Agreement.

(vii) “Term Loan Agent” shall mean (i) Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its capacity as administrative and collateral agent acting for and on behalf of the Term Loan Lenders under the Initial Term Loan Agreement (as defined below), and (ii) any replacement or successor agent whether under the Initial Term Loan Agreement or any subsequent Term Loan Agreement.

(viii) “Term Loan Agreement” shall mean the Amended and Restated Credit Agreement, dated as of the date hereof, among Parent, the Lenders party thereto, and Wachovia Bank, National Association, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (the “Initial Term Loan Agreement”), and (ii) any other Term Loan Credit Agreement (as defined in the Intercreditor Agreement), including without limitation the new term loan facility to be entered into on the closing date of the Metl-Span Acquisition (the “New Term Loan Facility”), provided that the final maturity date of the New Term Loan Facility shall be no earlier than ninety (90) days after the Maturity Date. Any reference to the Term Loan Agreement hereunder shall be deemed a reference to any Term Loan Agreement then in existence.

(ix) “Term Loan Documents” shall mean the Term Loan Agreement, the Loan Documents (as defined therein) and any other Term Loan Credit Documents (as defined in the Intercreditor Agreement), in each case, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(x) “Term Loan Lenders” shall mean the “Lenders”, as defined in the Term Loan Agreement.

(c) The definition of Consolidated Fixed Charges is hereby amended by deleting the words “as in effect on the date hereof” therein.

(d) The definition of EBITDA is hereby amended by inserting the following subclause (b)(xi) immediately following subclause (b)(x): “(xi) cash charges, fees and expenses related to the 2012 Transactions,”

(e) The definition of Excluded Property is hereby amended by deleting the words “as in effect on the date hereof” in clause (l) therein.

(f) The definition of Permitted Acquisition is hereby amended by inserting the following sentence at the end thereof: “The Metl-Span Acquisition shall be deemed to constitute a Permitted Acquisition.”

(g) The definition of Permitted Liens is hereby amended by (i) inserting the parenthetical “(or a Person owning the same)” immediately following the words “at the time of acquisition thereof” in clause (t) therein and (ii) inserting the parenthetical “(including by way of acquiring one or more Persons owning the same)” immediately following the words “assets or property being acquired” in clause (t) therein.

(h) Section 9.11(c) of the Loan Agreement is hereby amended by inserting the following sentence at the end thereof: “Notwithstanding anything to contrary in this Agreement, with respect to assets of the type constituting Term Loan Priority Collateral, no Borrower or Guarantor shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).”

(i) Section 10.3(j) of the Loan Agreement is hereby amended by inserting the words “the Intercreditor Agreement or” immediately following the words “subject to the terms of”.

(j) Section 10.3(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(e) Indebtedness under the Term Loan Documents; provided, that, (A) the aggregate principal amount of such Indebtedness shall not exceed (x) $250.0 million plus (y) additional amounts if, after giving effect to any incurrence of such additional amounts, the Consolidated Secured Leverage Ratio shall not exceed 3.50 to 1.00 and (B) such Indebtedness is, and at all times shall be, subject to the terms and conditions of the Intercreditor Agreement;”

(k) Section 10.4 of the Loan Agreement is hereby amended by inserting the following sentences at the end thereof: “Notwithstanding the foregoing, nothing in this Section 10.4 shall prohibit the 2012 Transactions. Notwithstanding anything to the contrary contained herein, upon the request of Administrative Borrower (which, for the avoidance of doubt, may be prior to the consummation of the Metl-Span Acquisition), Agent shall use best efforts to initiate, as soon as commercially practicable, a field examination with respect to the business and assets to be acquired pursuant to the Metl-Span Acquisition in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business to be acquired pursuant to the Metl-Span Acquisition.”

(l) Section 10.8 of the Loan Agreement is hereby amended by deleting the text “(as in effect on the date hereof)” therein.

(m) Section 10.9 of the Loan Agreement is hereby amended by inserting the following sentence at the end thereof: “Notwithstanding the foregoing, nothing in this Section 10.9 shall prohibit the 2012 Transactions.”

(n) Section 10.10 of the Loan Agreement is hereby amended by (i) replacing the words “Section 10.1(1)” with the words “Section 10.1” and (ii) inserting the following sentence at the end thereof: “Notwithstanding the foregoing, nothing in this Section 10.10 shall prohibit the 2012 Transactions.”

(o) Section 10.13 of the Loan Agreement is hereby amended by replacing each reference to “Term Loan Agreement” therein with the words “Initial Term Loan Agreement”.

(p) The cover page of the Loan Agreement is hereby deleted in its entirely and replaced with Exhibit B attached to this Amendment No. 2.

(q) Exhibit C to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit C attached to this Amendment No. 2.

2. Interpretation. For purposes of this Amendment No. 2, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 2.

3. Intercreditor Agreement. Agent hereby agrees to execute the Intercreditor Agreement Joinder. Each Lender party hereto hereby consents to the execution and delivery on its behalf by Agent of the Intercreditor Agreement Amendment. Each Lender party hereto hereby authorizes and instructs Agent to enter into the Intercreditor Agreement Amendment on behalf of the Lenders, and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the Intercreditor Agreement as amended by the Intercreditor Agreement Amendment. Agent hereby consents to the Intercreditor Agreement Amendment and agrees to deliver to Parent an executed counterpart of the Intercreditor Agreement Amendment.

4. Control Agent. Each Lender party hereto and Agent hereby agrees that, notwithstanding Section 5.3(f) of the Intercreditor Agreement, the existing Control Agent under the Intercreditor Agreement may resign, without any prior notice, on the date all outstanding Indebtedness for borrowed money under the Initial Term Loan Agreement is paid in full. Agent consents and agrees to appoint the Term Loan Agent under any successor Term Loan Agreement as Control Agent under the Intercreditor Agreement.

5. Lien Priority. Agent agrees that it shall take such actions and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as Parent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement after giving effect to the incurrence of the New Term Loan Facility, including mortgage subordination agreements.

6. Representations and Warranties. Borrowers and Guarantors, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof:

(a) no Default or Event of Default has occurred and is continuing as of the date of this Amendment No. 2;

(b) each Borrower and Guarantor has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment No. 2, and this Amendment No. 2 has been duly executed and delivered by each Borrower and Guarantor, and constitutes a legal, valid and binding obligation of each Borrower and Guarantor, enforceable against such Borrower or Guarantor in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(c) the execution, delivery and performance of the Amendment No. 2 by any Borrower or Guarantor will not violate any Requirement of Law or Contractual Obligation of such Borrower or Guarantor in any respect that has or could reasonably be expected to have a Material Adverse Effect; and

(d) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

7. Amendment Fee. In consideration of the amendments set forth herein, Borrowers shall on the date that the conditions set forth in Section 8 hereof are satisfied and this Amendment No.2 is effective, pay to Agent, for the account of Lenders (which Borrowers may pay, at their option, by directing Agent to charge the loan account of Borrowers maintained by Agent), an amendment fee in the amount of $375,000, which fee is fully earned and payable as of such date and shall constitute part of the Obligations.

8. Conditions Precedent. The amendments contained herein shall only be effective on the date on which each of the following conditions precedent are satisfied in a manner reasonably satisfactory to Agent (the “Amendment No. 2 Effective Date”):

(a) Agent shall have received counterparts of this Amendment No. 2, duly authorized, executed and delivered by Borrowers and Guarantors;

(b) Agent shall have received the consent or authorization from such Lenders as are required for the amendments provided for herein to execute this Amendment No. 2 on behalf of the Lenders;

(c) Agent shall have received the amendment fee referred to in Section 7 hereof;

(d) Agent shall have received a true, correct and complete copy of the commitment letter and term sheet related to the New Term Loan Facility;

(e) Agent shall have received a true, correct and complete copy of the Equity Purchase Agreement related to the Metl-Span Acquisition; and

(f) No Default or Event of Default shall exist or have occurred and be continuing (after giving effect to the provisions of this Amendment No. 2).

Agent will promptly confirm the occurrence of the Amendment No. 2 Effective Date in writing to Parent.

9. Assets Acquired in Metl-Span Acquisition. Notwithstanding anything to contrary in the Loan Agreement, it is understood and agreed that with respect to assets acquired pursuant to the Metl-Span Acquisition of the type constituting Term Loan Priority Collateral, to the extent any such assets or any security interest therein (other than the pledge and perfection of security interests in the pledged certificated stock of U.S.-organized entities (including the delivery of such share certificates) (to the extent required under the Loan Agreement) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the closing date of the Metl-Span Acquisition after the Borrowers’ use of commercially reasonable efforts to do so, the delivery of such assets (and perfection of security interests therein) shall not be required on the closing date of the Metl-Span Acquisition but shall be required to be delivered and perfected after the closing date of the Metl-Span Acquisition (and in any event, within 90 days after the closing date of the Metl-Span Acquisition).

10. Effect of this Amendment. Except as expressly set forth herein, no other amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and Guarantors shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 2 or with respect to the subject matter of this Amendment No. 2. To the extent of conflict between the terms of this Amendment No. 2 and the other Financing Agreements, the terms of this Amendment No. 2 shall control. The Loan Agreement, as previously amended, and this Amendment No. 2 shall be read and construed as one agreement. On and after the date that all conditions set forth in Section 8, above, shall have been satisfied and this Amendment No. 2 has become effective, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the other Financing Agreements to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

11. New Term Loan Facility. Promptly upon the initial funding under the New Term Loan Facility, Parent shall furnish to Agent true, correct and complete copies of the Term Loan Agreements evidencing the New Term Loan Facility and any related guarantees and security agreements constituting Term Loan Documents entered into in connection therewith on the date of such initial funding (it being agreed that if any of the foregoing shall not then be available, Parent shall deliver it promptly upon its becoming available).

12. Governing Law. The validity, interpretation and enforcement of this Amendment No. 2 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

13. Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

14. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 2.

15. Entire Agreement. This Amendment No. 2 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

16. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 2.

17. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 2. Any party delivering an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 2, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 2.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative and Co-Collateral Agent and a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Co-Collateral Agent and a Lender

By:
Name:
Title:

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BORROWERS:

NCI GROUP, INC

By:
Name:
Title:

ROBERTSON-CECO II CORPORATION

By:
Name:
Title:

GUARANTORS:

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

STEELBUILDING.COM INC.

By:
Name:
Title:

EXHIBIT A

[FORM OF INTERCREDITOR AGREEMENT AMENDMENT]

EXHIBIT B

LOAN AND SECURITY AGREEMENT

by and among

NCI GROUP, INC.

ROBERTSON-CECO II CORPORATION

as Borrowers

and

NCI BUILDING SYSTEMS, INC.

STEELBUILDING.COM, INC.

as Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WELLS FARGO FOOTHILL, LLC,

as Administrative Agent and Co-Collateral Agent

BANK OF AMERICA, N.A.,

as Co-Collateral Agent and Syndication Agent

WELLS FARGO FOOTHILL, LLC

BANK OF AMERICA, N.A.

as Joint Lead Arrangers

and

WELLS FARGO FOOTHILL, LLC

BANK OF AMERICA, N.A.

as Joint Lead Bookrunners

Dated: October 20, 2009

EXHIBIT C

Lender	Commitment
Wells Fargo Capital Finance, LLC	$80,000,000

Bank of America, N.A.	$50,000,000

Royal Bank of Canada	$20,000,000

Total	$150,000,000